Exhibit 8.1

List of Subsidiaries

The subsidiaries of the Registrant (each of which is incorporated in Sweden) as of December 31, 2005 are as follows:

•                  AB SEKTIONEN

•                  AB SEK Securities

•                  SEK Financial Advisors AB

•                  SEK Financial Services AB